SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)
                    Under the Securities Exchange Act of 1934
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)*

                             Marcam Solutions, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    56614A107
                                 (CUSIP Number)

                                  July 1, 1999
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
     Schedule is filed:

     |X| Rule 13d-1(b)

     |_| Rule 13d-1(d)

     |_| Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 11 pages

CUSIP No. 56614A107                                           Page 2 of 11 pages
--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Clover Capital Management, Inc.
      16-1263400
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  *

                                             (a)  / /
                                             (b)  /x/
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      New York State
--------------------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                             0
                          ------------------------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                        0
EACH REPORTING PERSON     ------------------------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                             0
                          ------------------------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                             0

--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                 / /

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON *

      IA
--------------------------------------------------------------------------------
                       SEE INSTRUCTION BEFORE FILLING OUT!
                               Page 2 of 11 pages

CUSIP No. 56614A107                                           Page 3 of 11 pages
--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Michael E. Jones

--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)  / /
                                             (b)  /x/
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                        0
                          ------------------------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                   0
EACH REPORTING PERSON     ------------------------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                        0
                          ------------------------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                 / /

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                       SEE INSTRUCTION BEFORE FILLING OUT!
                               Page 3 of 11 pages

CUSIP No. 56614A107                                           Page 4 of 11 pages
--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Geoffrey H. Rosenberger

--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)  / /
                                             (b)  /x/
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                             0
                          ------------------------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                        0
EACH REPORTING PERSON     ------------------------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                             0
                          ------------------------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                             0

--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                 / /

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                   SEE INSTRUCTION BEFORE FILLING OUT!
                          Page 4 of 11 pages

CUSIP No. 56614A107                                           Page 5 of 11 pages
--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Charles W. Ruff

--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)  / /
                                             (b)  /x/
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                         0
                          ------------------------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                    0
EACH REPORTING PERSON     ------------------------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                         0
                          ------------------------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                         0

--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                 / /

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                       SEE INSTRUCTION BEFORE FILLING OUT!
                               Page 5 of 11 pages

CUSIP No. 56614A107                                           Page 6 of 11 pages
--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
      James G. Gould

--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                             (a)  / /
                                             (b)  /x/
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                         0
                          ------------------------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                    0
EACH REPORTING PERSON     ------------------------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                         0
                          ------------------------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                         0

--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                 / /

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON *

      IN
--------------------------------------------------------------------------------
                       SEE INSTRUCTION BEFORE FILLING OUT!
                               Page 6 of 11 pages

Item 1(a).     Name of Issuer

               Marcam Solutions, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices

               59 Wells Avenue
               Newton, Massachusetts 02159

Item 2.

     (a) The persons filing this Schedule are Clover Capital Management, Inc. ("Clover"), Michael E. Jones, Geoffrey H. Rosenberger, Charles W. Ruff and James G. Gould (collectively, the "Reporting Persons").

     (b) Address of principal business office of the Reporting Persons:

               11 Tobey Village Office Park
               Pittsford, NY  14534

     (c)  Citizenship

          Clover is incorporated in the State of New York. The other Reporting Persons are U.S. citizens.

     (d)  Title of Class of Securities

          Common Stock, $.01 par value

     (e)  CUSIP Number

          56614A107

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)  |_| Broker of Dealer registered under Section 15 of the Exchange Act.

     (b)  |_| Bank as defined in section 3(a)(6) of the Exchange Act.

     (c)  |_| Insurance Company as defined in section 3(a)(19) of the Exchange
              Act.

     (d) |_| Investment Company registered under section 8 of the Investment Company Act.

(1)  (e)  |X| An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

     (f) |_| An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(2)  (g)  |X| Parent Holding Company or control person in accordance with Rule
              13d-1(b)(1)(ii)(G).

     (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

     (j)  |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

(1)  As to Clover.

(2)  As to the other Reporting Persons.


                               Page 7 of 11 pages

Item 4.   Ownership

          Amount Beneficially Owned
          -------------------------
          See item 9 on pages 2, 3, 4, 5 and 6

     (b)  Percent of Class
          ----------------
          See item 11 on pages 2, 3, 4, 5 and 6

     (c)  Number of shares as to which person has:

          (i)   sole power to vote or to direct the vote
                ----------------------------------------
                See item 5 on pages 2, 3, 4, 5 and 6

          (ii)  shared power to vote or to direct the vote
                ------------------------------------------
                See item 6 on pages 2, 3, 4, 5 and 6
          (iii) sole power to dispose or to direct the disposition of
                -----------------------------------------------------
                See item 7 on pages 2, 3, 4, 5 and 6

          (iv)  shared power to dispose or to direct the disposition of
                -------------------------------------------------------
                See item 8 on pages 2, 3, 4, 5 and 6

Item 5. Ownership of Five Percent or Less of a Class If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6. Ownership of more than Five Percent on Behalf of Another Person The aggregate number and percentage of the subject securities beneficially owned by each of the Reporting Persons is as follows:

          NAME                        NO. OF SHARES   PERCENTAGE
          Clover                             0         0.0000
          Michael E. Jones                   0         0.0000
          Geoffrey H. Rosenberger            0         0.0000
          Charles W. Ruff                    0         0.0000
          James G. Gould                     0         0.0000

          As investment adviser to the client accounts owning the subject securities, Clover shares the voting and dispositive power with the account owner of each account. As directors of Clover, Messrs. Jones, Rosenberger, Ruff and Gould share the dispositive powers with Clover. None of these persons holds voting or dispositive power with respect to any shares of the subject securities.


                               Page 8 of 11 pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not applicable

Item 8.   Identification and Classification of Members of the Group

          Not applicable

Item 9.   Notice of Dissolution of Group

          Not applicable

Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                               Page 9 of 11 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   CLOVER CAPITAL MANAGEMENT, INC.


August 2, 1999                 By:  /s/ Michael E. Jones
                                   --------------------------------
                                        Michael E. Jones
                                        Managing Director


August 2, 1999                          /s/ Michael E. Jones
                                   --------------------------------
                                            Michael E. Jones


August 2, 1999                      /s/ Geoffrey Rosenberger
                                   --------------------------------
                                        Geoffrey H. Rosenberger


August 2, 1999                          /s/ Charles W. Ruff
                                   --------------------------------
                                            Charles W. Ruff


August 2, 1999                          /s/ James G. Gould
                                   --------------------------------
                                            James G. Gould


                              Page 10 of 11 pages